Exhibit 99.1
                                                                         news
FINANCIAL
RELATIONS BOARD


AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
--------------                       ----------------------------
James W. Christmas                   Marilynn Meek - General Info (212) 827-3773
Chairman and CEO                     Susan Garland - Analysts (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------
November 4, 2005

                KCS ENERGY, INC. ANNOUNCES THIRD QUARTER RESULTS
                ------------------------------------------------
               31% Increase in Production Provides Record Revenue,
               ---------------------------------------------------
                         Operating Income and Cash Flow
                         ------------------------------

HOUSTON, TX, November 4, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three and nine months ended September 30, 2005.

Commenting on the third quarter and nine-month results, James W. Christmas, Chairman and Chief Executive Officer, said, "2005 has been an outstanding year for KCS. Our drilling program continued at a record pace, with 152 wells drilled during the first nine months of the year and a success rate of 94%, compared to 130 wells drilled for all of last year. Production for the three months ended September 30, 2005 increased 31% over the third quarter of 2004 (39% net of delivery obligations from the production payment sold in 2001). This significant increase in production, coupled with a 47% increase in oil and gas prices, led to record operating results.

"Operating cash flow, a non-GAAP financial measure, increased 127% to $74.2 million for the quarter and 89% to $173.3 million for the nine months. With the significant increase in operating cash flow, the Board of Directors has approved a further increase in the 2005 budget for capital expenditures, exclusive of acquisitions, to $260 million, which we anticipate will be fully funded from operating cash flow.

"The dramatic increase in commodity prices at the end of the quarter following the disruptions caused by Hurricanes Katrina and Rita resulted in a significant change in the fair value of our derivative contracts. As a result, net income for the quarter of $24.5 million was negatively impacted by non-cash unrealized losses on mark-to-market derivatives of $11.2 million ($6.9 million after-tax), or $0.13 per share. Excluding these unrealized losses (a non-GAAP financial measure), which are not typically included in published estimates of the Company's financial results by securities analysts, net income would have been $31.4 million, or $0.62 per diluted share for the quarter and $72.4 million, or $1.44 per diluted share for the nine months."

Financial Highlights
($ thousands except per share)

                                                     3 Mos. 2005    3 Mos. 2004
                                                     -----------    -----------
Oil and Gas Revenue                                  $   101,714    $    52,983
Operating Income                                     $    56,987    $    25,027
Income Before Income Taxes                           $    39,835    $    20,413
Income Tax Expense                                   $   (15,348)   $    (1,595)
Net Income                                           $    24,487    $    18,818
Diluted Earnings Per Share                           $      0.49    $      0.38


                                                     9 Mos. 2005    9 Mos. 2004
                                                     -----------    -----------
Oil and Gas Revenue                                  $   246,310    $   154,279
Operating Income                                     $   130,614    $    72,792
Income Before Income Taxes                           $   104,240    $    57,230
Income Tax Expense                                   $   (39,403)   $    (4,470)
Net Income                                           $    64,837    $    52,760
Diluted Earnings Per Share                           $      1.29    $      1.06

Three Months Ended September 30, 2005 vs. 2004
----------------------------------------------

Oil and gas revenue for the three months ended September 30, 2005 increased 92% to a record $101.7 million compared to $53.0 million for the quarter ended September 30, 2004, due to a 31% increase in oil and natural gas production (39% increase in net production contributing to cash flow) and a 47% increase in average realized prices. These factors, coupled with cost containment measures, resulted in record operating income of $57.0 million, up 128%, and income before income taxes of $39.8 million, up 95% compared to third quarter 2004. Income tax expense was $15.3 million compared to $1.6 million for third quarter 2004, reflecting the increase in the Company's effective federal and state income tax rate to 38.5% compared to 7.8% for the same period last year. Net income for the quarter ended September 30, 2005 was $24.5 million, or $0.49 per basic and diluted share, compared to $18.8 million, or $0.38 per basic and diluted share for the third quarter 2004.

Nine Months Ended September 30, 2005 vs. 2004
---------------------------------------------

For the nine months ended September 30, 2005, oil and gas revenue increased 60% to $246.3 million compared to $154.3 million for the nine months ended September 30, 2004 due to a 26% increase in oil and natural gas production (33% increase in net production contributing to cash flow) and a 27% increase in average realized prices. Operating income increased 79% to $130.6 million, compared to $72.8 million for the same period last year. Income before income taxes increased 82% for the nine months ended September 30, 2005, to $104.2 million, compared to $57.2 million for the comparable period last year. Income tax expense was $39.4 million for the nine-month period, compared to $4.5 million for the first nine months of 2004, reflecting the increase in KCS' effective federal and state income tax rate to 37.8% compared to 7.8%. Net income for the nine months ended September 30, 2005 was $64.8 million, or $1.31 per basic share and $1.29 per diluted share, compared to $52.8 million, or $1.08 per basic share and $1.06 per diluted share for the same period last year.

Operational Update
------------------

During the third quarter, KCS drilled 41 wells of which 33 were in the Mid-Continent Division and eight in the Gulf Coast Division. Of the 41 wells, 37 have been successfully completed and two are being tested. Year-to-date, KCS has drilled 152 wells with a 94% success ratio.

KCS continued its active drilling program in the Elm Grove Field in Bossier Parish, Louisiana, drilling 13 wells with a 93-100% WI in the main portion of the field. These wells flowed at average initial production rates of 1,700 MCFEPD. In addition, the Company participated in 10 new wells with an average WI of 72% on the Elm Grove-Caspiana acreage acquired in April. The average initial production rate for these wells exceeded 2,000 MCFEPD. Gross operated production from the Elm Grove-Caspiana area is now over 60 MMCFEPD, or 12 times 2002 production levels. KCS currently has four operated rigs and two non-operated rigs active in the field. The Company anticipates drilling a total of 65-70 wells in the Elm Grove-Caspiana area in 2005 and plans to drill 80-95 wells in 2006.

KCS has moved one drilling rig to the Terryville Field in Lincoln Parish, North Louisiana and drilled two wells (WI 96-100%) in the third quarter with average initial production rates of over 2,000 MCFEPD. The Company recently added to its acreage position around the Terryville Field to allow for extensional development of the productive area. The Company anticipates drilling a total of seven wells in the Terryville Field this year and plans to drill 24 wells in the field during 2006.

In the Gulf Coast Division, KCS drilled a southern step-out well to the recent Austin "Deep" discovery in Goliad County, Texas. The 66% WI well is currently being tested. The rig has been moved to a northern offset location and two additional step-out locations have been proposed.

KCS is moving forward with plans to drill an immediate offset to the recent high rate Haley 31 #2 well in Loving County, Texas. Pending regulatory approval, the Bowdle 42 #3 well could spud in December 2005 or early 2006. KCS will have a 48% WI in the well.

As a result of the drilling program and the April acquisition, gross production increased 31% from the third quarter of 2004 to 144 MMCFEPD in the third quarter of 2005. Current field estimated production is at approximately the same level as third quarter production with approximately 3 MMCFEPD shut-in from Hurricanes Rita and Katrina.

Net production for the quarter, after considering delivery obligations associated with the production payment sold in 2001, increased 39% to 135 MMCFEPD. Sequentially, third quarter net production increased 7% from the second quarter.

Cost control continued to be a focus as reflected in the Company's average $0.71 per MCFE in lease operating expenses and $0.21 per MCFE in G&A expenses (excluding non-cash stock compensation) in the third quarter.

Hedging Program
---------------

Since the Company's last hedging update on August 2, 2005, KCS has added gas swaps covering 2.0 BCF at prices ranging from $9.15 to $11.91, gas collars covering 4.1 BCF at average floor/ceiling prices of $8.33/$12.10 and oil collars covering 91 MBBLS at average floor/ceiling prices of $55.00/$81.00. As of September 30, 2005, the Company had derivative positions covering 6.3 BCFE of production for the balance of 2005, 19.4 BCFE of 2006 production and 2.3 BCFE of production for the first half of 2007. No additional hedges have been added since September 30, 2005.

The Company's hedge positions are summarized in the following table.

                                                                         Average
                       Type Hedge               Amount                    Price
                       ----------               ------                    -----

4th  Qtr. 2005        Gas  -   Swap         51,413  MMBTU/day              $7.81
                           -   Collar        5,000  MMBTU/day        $5.50/$7.61
                      Oil  -   Swap            996  BOPD                  $44.22

1st  Qtr. 2006        Gas  -   Swap          53,500 MMBTU/day              $8.11
                           -   Collar        20,000 MMBTU/day       $8.44/$12.89
                      Oil  -   Swap             333 BOPD                  $52.28
                           -   Collar           250 BOPD           $55.00/$81.00

2nd  Qtr. 2006        Gas  -  Swap           35,275 MMBTU/day              $7.31
                           -  Collar         15,000 MMBTU/day       $8.00/$11.01
                      Oil  -  Swap              332 BOPD                  $51.62
                           -  Collar            250 BOPD           $55.00/$81.00

3rd  Qtr. 2006        Gas  -  Swap           30,217 MMBTU/day              $7.35
                           -  Collar         15,000 MMBTU/day       $8.00/$10.90
                      Oil  -  Swap              330 BOPD                  $51.04
                           -  Collar            250 BOPD           $55.00/$81.00

4th  Qtr. 2006        Gas  -  Swap           20,217 MMBTU/day              $6.92
                      Oil  -  Swap              330 BOPD                  $50.47
                           -  Collar            250 BOPD           $55.00/$81.00

1ST Half of 2007      Gas  -  Swap           12,459 MMBTU/day              $7.78

The swaps effectively lock in a specific NYMEX price, while the collars fix the stated floor price and allow participation up to the stated cap price.

In February 2005, KCS sold "call options" giving the purchaser of the options the right to buy 10,000 MMBTU per day for each month during November 2005 through March 2006 at $8.00 per MMBTU. The Company received $0.805 ($1,215,550) in consideration for conveying this option. These derivatives do not qualify for hedge accounting pursuant to Statement of Financial Accounting Standards No.
133. Accordingly, the change in fair value, which considers both the intrinsic value and the time value of these derivatives, is recorded each month through the income statement until the transaction is settled.

In addition to the referenced hedges, the Company will deliver 9.2 MMCFEPD in the fourth quarter of 2005 and 8.7 MMCFEPD in January 2006 under the production payment sold in 2001, and amortize the associated deferred revenue at the weighted average discounted price received in 2001 of approximately $4.05 per MCFE. All delivery obligations under the production payment will be satisfied on January 31, 2006.

Non-GAAP Financial Measures
---------------------------

This press release includes certain non-GAAP financial measures which are explained in greater detail and reconciled to the most directly comparable GAAP measure in the attached financial table entitled "Non-GAAP Financial Measures".

Definitions
-----------

The following abbreviations are utilized herein:

Net Production - Production after considering delivery obligations associated with the Production Payment sold in February 2001
WI - Working Interest
BCF - Billion Cubic Feet of Natural Gas
BCFE - Billion Cubic Feet of Natural Gas Equivalent
G&A - General and Administrative Expenses
MBBLS -Thousand Barrels of Oil MCF - Thousand Cubic Feet of Natural Gas
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFEPD -Thousand Cubic Feet of Natural Gas Equivalent Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British Thermal Units
BOPD - Barrels of Oil Per Day

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

================================================================================
                                      ####

5555 San Felipe, Suite 1200, Houston, TX  77056

                            -Financial Tables Follow-


                                              KCS Energy, Inc.
                                        Condensed Income Statements

                                                        Three Months Ended           Nine Months Ended
(Amounts in Thousands                                      September 30,               September 30,
                                                     ------------------------    ------------------------
Except Per Share Data)                                  2005          2004          2005          2004
                                                     ----------    ----------    ----------    ----------
Oil and natural gas revenue                          $  101,714    $   52,983    $  246,310    $  154,279
Other, net                                                   22          (416)         (195)         (546)
-----------------------------------------------------------------------------    ------------------------
Total revenue and other                                 101,736        52,567       246,115       153,733
-----------------------------------------------------------------------------    ------------------------
Operating costs and expenses
   Lease operating expenses                               9,469         6,747        25,264        21,375
   Production and other taxes                             6,674         3,958        14,064        10,169
   General and administrative expenses                    2,733         2,226         8,254         6,698
   Stock compensation                                     1,353           478         2,314         2,045
   Accretion of asset retirement obligation                 241           257           723           772
   Depreciation, depletion and amortization              24,279        13,874        64,882        39,882
-----------------------------------------------------------------------------    ------------------------
Total operating costs and expenses                       44,749        27,540       115,501        80,941
-----------------------------------------------------------------------------    ------------------------
Operating income                                         56,987        25,027       130,614        72,792
-----------------------------------------------------------------------------    ------------------------
Loss on mark-to-market derivatives                      (12,160)       (1,284)      (12,997)       (1,365)
Interest and other income                                    20            85            94           313
Redemption premium on early extinguishment of debt           --            --            --        (3,698)
Interest expense                                         (5,012)       (3,415)      (13,471)      (10,812)
-----------------------------------------------------------------------------    ------------------------
Income before income taxes                               39,835        20,413       104,240        57,230
Federal and state income tax expense                    (15,348)       (1,595)      (39,403)       (4,470)
-----------------------------------------------------------------------------    ------------------------
Net income                                           $   24,487    $   18,818    $   64,837    $   52,760
=============================================================================    ========================

Earnings per share of common stock - basic           $     0.49    $     0.38    $     1.31    $     1.08
=============================================================================    ========================

Earnings per share of common stock - diluted         $     0.49    $     0.38    $     1.29    $     1.06
=============================================================================    ========================

Average shares outstanding for computation
    of earnings per share
    Basic                                                49,688        48,936        49,570        48,831
    Diluted                                              50,308        49,767        50,117        49,613


                                        KCS Energy, Inc.
                                   Condensed Balance Sheets
                                                                September 30,       December 31,
(Thousands of Dollars)                                              2005               2004
                                                               ---------------    ---------------
Assets
------
Cash                                                           $         5,078    $         6,613
Trade accounts receivable, net                                          63,450             35,173
Other current assets                                                     4,089              4,059
Property, plant and equipment, net                                     621,819            401,005
Deferred taxes                                                          35,216             31,713
Deferred charges and other assets                                       11,022              8,745
-------------------------------------------------------------------------------------------------
     Total assets                                              $       740,674    $       487,308
=================================================================================================

Liabilities and stockholders' equity
------------------------------------
Accounts payable                                               $        44,056    $        38,772
Accrued liabilities                                                     39,067             32,697
Accrued interest                                                         9,818              3,118
Derivative liabilities                                                 117,702                 --
Deferred revenue                                                         4,666             17,326
Deferred credits and other liabilities                                  14,659             13,346
Long-term debt                                                         294,580            175,000
Stockholders' equity                                                   216,126            207,049
-------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $       740,674    $       487,308
=================================================================================================

                              Condensed Statements of Cash Flow

                                                                       Nine Months Ended
                                                                         September 30,
                                                               ----------------------------------
                                                                    2005               2004
                                                               ---------------    ---------------
Net income                                                     $        64,837    $        52,760
DD&A                                                                    64,882             39,882
Amortization of deferred revenue                                       (12,660)           (16,497)
Other adjustments and non-cash charges and credits, net                 56,242             15,634
-------------------------------------------------------------------------------------------------
                                                                       173,301             91,779
Changes in operating assets and liabilities                            (15,457)             3,534
-------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                         157,844             95,313
-------------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                             (282,317)          (109,787)
Other, net                                                               1,005                443
-------------------------------------------------------------------------------------------------
     Net cash used in investing activities                            (281,312)          (109,344)
-------------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase in debt                                                   119,625             33,000
Other, net                                                               2,308             (7,860)
-------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                         121,933             25,140
-------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents               $        (1,535)   $        11,109
=================================================================================================


                           Non-GAAP Financial Measures

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as operating cash flow and net income and earnings per diluted share excluding non-cash unrealized losses on mark-to-market derivatives. The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP cash flow and earnings because the Company believes that they provide useful information to investors to evaluate the Company's operational trends and performance relative to other oil and gas producing companies, including the Company's ability to meet future debt service, capital expenditure commitments and working capital requirements. The non-GAAP financial measures as presented herein may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liquidity under GAAP.

The following table reconciles net income to operating cash flow for the periods presented. Operating cash flow is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, deferred income taxes, accretion of asset retirement obligation, and other non-cash charges and credits, net.

                                                              Three Months Ended          Nine Months Ended
                                                                 September 30,              September 30,
                                                           ------------------------    ------------------------
                                                              2005          2004          2005          2004
                                                           ----------    ----------    ----------    ----------
                                                                              (In thousands)
Net income                                                 $   24,487        18,818    $   64,837        52,760
  Depreciation, depletion and amortization                     24,279        13,874        64,882        39,882
  Amortization of deferred revenue                             (3,701)       (5,171)      (12,660)      (16,497)
  Non-cash losses on derivative instruments                    12,009         2,463        14,402         4,733
  Deferred income taxes                                        15,026         1,593        37,653         3,469
  Accretion of asset retirement obligation                        241           257           723           772
  Other non-cash charges and credits, net                       1,826           804         3,464         6,660
                                                           ----------    ----------    ----------    ----------
Operating cash flow                                        $   74,167    $   32,638    $  173,301    $   91,779
                                                           ==========    ==========    ==========    ==========

The following table reconciles operating cash flow to net cash provided by operating activities, its most directly comparable GAAP financial measure, for the periods presented.

                                                              Three Months Ended          Nine Months Ended
                                                                 September 30,              September 30,
                                                           ------------------------    ------------------------
                                                              2005          2004          2005          2004
                                                           ----------    ----------    ----------    ----------
                                                                              (In thousands)
Operating cash flow                                        $   74,167    $   32,638    $  173,301    $   91,779
  Trade accounts receivable                                   (19,447)        2,720       (28,420)       (3,384)
  Accounts payable and accrued liabilities                     15,445         4,017         8,163         6,856
  Accrued interest                                              4,916         3,117         6,700         1,136
  Other, net                                                   (1,047)         (423)       (1,900)       (1,074)
                                                           ----------    ----------    ----------    ----------
Net cash provided by operating activities                  $   74,034    $   42,069    $  157,844    $   95,313
                                                           ==========    ==========    ==========    ==========


The following table reconciles net income and earnings per share, presented in accordance with GAAP, to net income and earnings per share excluding non-cash unrealized losses on mark-to market derivatives.

                                                              Three Months Ended          Nine Months Ended
                                                                 September 30,              September 30,
                                                           ------------------------    ------------------------
                                                              2005          2004          2005          2004
                                                           ----------    ----------    ----------    ----------
                                                                              (In thousands)
Net income as reported                                     $   24,487    $   18,818    $   64,837    $   52,760
Non-cash unrealized loss on mark-to-market
  derivatives, net of tax                                       6,888         1,188         7,546         1,224
                                                           ----------    ----------    ----------    ----------
Net income excluding non-cash unrealized losses
  on mark-to-market derivatives                                31,375        20,006        72,383        53,984

Earnings per diluted share as reported                     $     0.49    $     0.38    $     1.29    $     1.06
Deduct non-cash unrealized losses on mark-to-market
  derivatives per diluted share                                  0.13          0.02          0.15          0.03
Earnings per diluted share excluding non-cash unrealized
                                                           ----------    ----------    ----------    ----------
  losses on mark-to-market derivatives                     $     0.62    $     0.40    $     1.44    $     1.09
                                                           ==========    ==========    ==========    ==========

                                KCS Energy, Inc.
                                Supplemental Data

                                           Three Months Ended       Nine Months Ended
                                              September 30,           September 30,
                                           --------------------    --------------------
                                             2005        2004        2005        2004
                                           --------    --------    --------    --------
Production:
  Gas (MMcf)                                 11,737       8,655      32,096      24,711
  Oil (Mbbl)                                    207         201         620         591
  Natural gas liquids (Mbbl)                     50          51         153         161

     Total (MMcfe) (a)                       13,281      10,168      36,734      29,224
         Dedicated to Production Payment       (895)     (1,249)     (3,051)     (3,994)
                                           --------    --------    --------    --------

              Net Production (MMcfe)         12,386       8,919      33,683      25,230

Average realized prices  (b)
  Gas (per Mcf)                            $   7.75    $   5.26    $   6.76    $   5.43
  Oil (per bbl)                            $  44.99    $  32.19    $  41.28    $  29.18
  Natural gas liquids (per bbl)            $  27.55    $  18.52    $  24.32    $  17.54
  Total (per Mcfe)                         $   7.66    $   5.21    $   6.71    $   5.28


Notes:
(a) Includes the effects of hedging and the Production Payment sold in February 2001.
(b) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment as well as the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company's operations. Excluding these items, the average realized price per Mcfe was $8.04 and $7.04 for the three and nine months ended September 30, 2005 compared to $5.56 and $5.66 for the three and nine months ended September 30, 2004.